Exhibit 99.1

National Beverage Corp. Reports 'Solid' Quarter Again!

    FORT LAUDERDALE, Fla.--(BUSINESS WIRE)--Dec. 13, 2005--National Beverage Corp. (AMEX:FIZ) today reported its financial results for the second quarter ended October 29, 2005. Compared to the prior year period:

    --  Revenues grew 5.3% to $131.5 million;

    --  Net Income increased 11% to $4.6 million;

    --  Earnings per Share increased to $.12 from $.11; and

    -- Shareholders' Equity increased 14% to $158.2 million, or $4.26 per share.

    "Our operating results for the second quarter were very 'solid' considering the extraordinary challenges we faced," stated Nick A. Caporella, Chairman and Chief Executive Officer. "Double-digit growth of our Rip It energy beverage line and improved product mix overcame the business interruption cost and damage of three hurricanes that severely impacted three of our facilities. The quarter was also helped by an increase in average selling prices. Although the recapture of cost increases has been a continuing 'work in process', it appears we have been successful in neutralizing most of the recent spike in energy and commodity costs."
    "We continue to focus on the development of higher-margin products and distribution channels, while maintaining pricing discipline within our core carbonated soft drink business. Our recently introduced Rip It and PowerBlast energy powders will begin shipping during the third quarter and our St. Nick's line of holiday flavors is on the shelves this season in new 8-ounce cans."
    "The last several quarters have been difficult, but I believe the second quarter results demonstrate the resolve of our 'Focus' and that we are on plan for continuing profitable growth...again!"
concluded Mr. Caporella.
    National Beverage produces soft drinks, bottled waters, juices and juice products and is highly recognized for a line of refreshing flavors through its popular brands: Shasta(R), Faygo(R), Ritz(R), Everfresh(R), Mr. Pure(R), LaCroix(R) and Rip It(R).
    Fun & Flavor... the National Beverage Way


                        National Beverage Corp.
    Consolidated Results for the Three Months and Six Months Ended
                 October 29, 2005 and October 30, 2004
               (in thousands, except per share amounts)

                         Three Months Ended       Six Months Ended
                       ----------------------- -----------------------
                       October 29, October 30, October 29, October 30,
                          2005        2004        2005        2004
                       ----------- ----------- ----------- -----------


Net Sales                $131,502    $124,858    $273,865    $271,370
                       =========== =========== =========== ===========

Net Income                 $4,574      $4,120     $14,257     $12,976
                       =========== =========== =========== ===========

Net Income Per Share:
    Basic                    $.12        $.11        $.38        $.35
                       =========== =========== =========== ===========
    Diluted                  $.12        $.11        $.37        $.34
                       =========== =========== =========== ===========

Average Common Shares
    Outstanding:
    Basic                  37,705      37,574      37,662      37,567
                       =========== =========== =========== ===========
    Diluted                38,266      38,240      38,263      38,252
                       =========== =========== =========== ===========



    This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include fluctuations in costs, changes in consumer preferences and other items described in the Company's Securities and Exchange Commission filings and the Company undertakes no obligation to update the forward-looking statements.

    CONTACT: National Beverage Corp., Fort Lauderdale
             Grace A. Keene, 954-581-0922